MitsuiBabcock

15 August 2006

MEMORANDUM OF UNDERSTANDING

Between Mitsui Babcock Energy Limited 11 the Boulevard

Crawley

West Sussex

RH10 1 UX

and

Clean Power Technologies, Inc 436-35th Avenue N.W.,

Calgary, Alberta, Canada T2K

The parties have agreed to the following to form the basis for an Agreement.

1

Mitsui Babcock has agreed to develop a Steam Accumulator and other related technologies ("the accumulator technologies") in partnership with Clean Power Technologies, Inc ("CPTI") for use in CPTI's petrol (gas)/steam and diesel/steam hybrid technologies project (hereinafter referred to collectively as "the said technologies") .

2

Mitsui Babcock's agreement under clause 1 is conditional on the assumption that the development cost of the said accumulator technologies will be approximately £200,000 or US$400,000. CPTI has agreed to give and Mitsui has agreed to accept 4,000,000 common stock of CPTI in lieu of cash reimbursement for the said development costs.

3

Within 18 months after the first petrol(gas)/steam vehicle is publicly and formally unveiled, Mitsui may, at its option, seek cash reimbursement of the development costs it has then incurred from CPTI. Upon payment of such development costs by CPTI, Mitsui Babcock will return 3,000,000 of CPTI's common stock to CPTI.

4

If Mitsui Babcock spends more than the anticipated $400,000 towards the development, it will have an option either to receive cash reimbursement for the excess from CPTI or it may choose to receive CPTI shares in lieu thereof, at a price to be negotiated.

MitsuiBabcock

5

All technologies and intellectual properties which are developed by Mitsui Babcock in connection with CPTI's petrol(gas)/steam and diesel/steam project and which are patentable and/or patented will, at all times, belong to CPTI. Any intellectual property which is not patentable may be used by Mitsui Babcock without the prior approval or consent of CPTI.

6

If CPTI is unable to make cash reimbursement to Mitsui Babcock as per clause 3 hereof, it is agreed by and between the parties hereto that all technologies hitherto owned by CPTI, whether patented and/or patentable, will be transferred to joint ownership of CPTI and Mitsui Babcock.

7

CPTI has agreed to provide 100,000 of its common stock to Mitsui Babcock. Mitsui Babcock, at its discretion, will reward any employees who have helped and participated in development of the said accumulator technologies for the CPTI project.

8

It is agreed that Richard Dennis will be appointed to the Board of Directors of CPTI after a formal agreement is signed. Alastair Fraser will be appointed to CPTI's Advisory Board.

Signed on behalf of Mitsui Babcock Energy Limited:

/s/ Alastair Fraser

Authorised Signatory

Name (Print)   Alastair Fraser

Position         Head of Strategic Development

Date   31/8/06

       Signed on behalf of Clean Power Technologies Inc.:

           /s/ Abdul Mitha

            Authorised Signatory

       Name (PRINT)   ABDUL ,MITHA

       Position   President and Chief Executive Officer

           Date   September 11, 2006